NEWS RELEASES

August 24, 2006

International Barrier Technology – Featured on CNBC’s “Business and Beyond”

Airing at 6:30 a.m. Eastern Saturday, August 26, 2006 on CNBC

WATKINS, MN & VANCOUVER, BC, - August 24, 2006 - International Barrier Technology Inc. (“Barrier”) (IBTGF: OTCBB; IBH: TSXV), a manufacturer of proprietary fire resistant building materials, is pleased to report the company’s national appearance on CNBC’s “Business and Beyond”, hosted by James Brown. The national airing on CNBC is scheduled for Saturday, August 26, 2006 at 6:30 a.m. Eastern.

“Business and Beyond” selects and features products providing innovative solutions to the business and industrial sector. “International Barrier Technology and its key product, Blazeguard® Fire-Rated Sheathing, were selected as a product revolutionizing the construction industry,” states Melissa McElwee, Barrier’s Manager of Investor Relations.  “The segment captures the remarkable effectiveness of Blazeguard through a demonstration held at the Florida State Fire College. Two structures were constructed: one with standard, unprotected Oriented Strand Board (OSB) and one constructed with OSB treated with Blazeguard.  The results speak for themselves.”

The segment is also available on International Barrier Technology’s website, www.intlbarrier.com, under News, Events. View segment.

About International Barrier Technology Inc.

International Barrier Technology Inc. (OTCBB: IBTGF; TSXV: IBH) develops, manufactures, and markets proprietary fire resistant building materials branded as Blazeguard®.  Barrier's award-winning Blazeguard wood panels use a patented, non-toxic, non-combustible coating with an extraordinary capability: it releases water in the heat of fire.  The panels exceed "model" building code requirements in every targeted fire test and application, and are unique in combining properties that increase panel strength and minimize environmental and human impact.  Blazeguard provides Barrier's customers a premium material choice meeting an increasingly challenging combination of requirements in residential and commercial building construction. Blazeguard customers include already include many of the top multifamily homebuilders, and commercial modular building manufacturers, in the United States.

INTERNATIONAL BARRIER TECHNOLOGY INC.

Michael D. Huddy

President, Director

THE TSX VENTURE EXCHANGE HAS NOT REVIEWED AND DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THE CONTENT OF THIS PRESS RELEASE.

Melissa McElwee, Investor Relations Manager

International Barrier Technology

(866) 735-3519

mmcelwee@intlbarrier.com

Forward-Looking Information: The statements in this news release contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve certain risks, assumptions and uncertainties, including but not limited to the ability to generate and secure product sales.  In each case actual results may differ materially from such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results (expressed or modified) will not be realized.  Wall-Street.com has been compensated twenty eight hundred dollars by International Barrier to participate in this program.